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                                                                  Exhibit 10(20)

Mr. Eugene J. Meyers
3907 Ocean Front Walk
Marina del Ray
California  90292-5913

                                                            1 February 1996

Dear Gene:

Subject:  Support to Fountain Oil Incorporated in the area of financial relation
and advisory   function to the executive management of Fountain Oil
Incorporated.

For work related to the above subject, the company request the support from you on a regular basis with a fixed compensation of

US $ 15000,- (US Dollar fifteenthousand only)

The fee is based on 10% of normal working days per year of 220, and of which you will allocated to Fountain Oil 22 working days per year.

On request from the company of additional services, this will be compensated based on an hourly rate of $ 100,-, maximum $1000,- per day.

You will participate in the company share option program in the accordance with the board approvals.

The company will compensate for all out of pocket expenses related to the company business. expenses.

The normal duties expected from you in this assignment:
      - Follow up on stock-broker relations in the Americas
      - Follow up and advice on contact to the financial community in the Americas.
      - Advice on and shareholder communication in the Americas.
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For these tasks and other activities that fall outside the retainer as specified above will be coordinated with the Executive Vice President and Deputy to the President and CEO.

All other support will be discussed with respective Executive for execution.

We hope the terms are satisfactory, and look forward to good and beneficiary relationship in the future for the company.

Sincerely yours,

/s/Oistein Nyberg
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Oistein Nyberg
President & CEO


                                        Acceptance of offer

                                        /s/ Eugene J. Meyers
                                        --------------------
                                        Eugene J. Meyers